EXHIBIT 5

                              Don A. Paradiso, P.A.
                       2 South University Drive, Suite 328
                            Plantation, Florida 33324
                                 (954) 370-4913

June 24, 2004

U.S. Securities and Exchange Commission Division of Corporation Finance 450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Raptor Investments Inc.       S-8

Gentlemen:

         I have acted as counsel to Raptor Investments Inc., a Florida corporation (the "Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 5,000,000 shares of its common stock ("Incentive Shares"), $0.001 par value per Incentive Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan for the Year 2004, as well as the registration of 20,000,000 shares of its common ("Stock Shares"), $0.001 par value per Stock Share, which are issuable pursuant to the Company's Non-Employee Directors and Consultants Retainer Stock Plan for the Year 2004.

         I have examined such documents, corporate records, and other instruments as have been provided to me for the purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

         Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Florida, and that the Stock Shares, when issued and sold, will be validly issued, fully paid, and non-assessable. I have taken into account all of the laws of the State of Florida, including the State Constitution, in rendering this opinion, as well as all reported court opinions interpreting those laws.

         In my examination of all documents, certificates and records, I have assumed without investigation, the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.




                                                      Very truly yours,

                                                      /s/ Don A. Paradiso, P.A.
                                                      -------------------------
                                                      Don A. Paradiso, P.A.




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